                                                                    Exhibit 99.1
BAY VIEW
CAPITAL CORPORATION

                                                                    News Release
                                                                    ------------


                                        NASDAQ SYMBOL: BVCC
                                        Web Site:  http://www.bayviewcapital.com
                                        Contact:   David A. Heaberlin
                                                   (650) 312-7272

                                        Contact:   PSB Lending Corp.
                                                   Robert Emerling
                                                   (888) 211-6100



FOR IMMEDIATE RELEASE


June 10, 1998


                BVCC ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
                               PSB LENDING CORP.

SAN MATEO, CALIFORNIA - Bay View Capital Corporation ("the Company") today announced that it has executed a definitive agreement to acquire PSB Lending Corp. ("PSBL"), an indirect originator of high loan-to-value ("HLTV") home equity loans. Based in Carlsbad, California, PSBL is a wholly owned subsidiary of Pacific Southwest Bank ("PSB") based in Dallas, Texas. Following the acquisition, PSBL will operate under the name Bay View Consumer Finance Corporation ("BVCFC") and will become a subsidiary of Bay View Bank ("BVB"), the Company's banking / depository subsidiary.

  Edward H. Sondker, the Company's President and Chief Executive Officer commented, "This acquisition is consistent with the Company's mission of creating a diversified financial services company by investing in niche businesses with risk-adjusted yields that enhance shareholder value. HLTV home equity loans are a natural extension of our Consumer Finance Platform with many characteristics similar to those products currently offered by Bay View Credit ("BVC"), one of our auto finance subsidiaries, including advances above the collateral value. Most importantly, we believe that our ability to portfolio the majority of the assets originated, and thereby avoid the financial uncertainties associated with securitization and gain-on-sale accounting, provides us with a distinct competitive advantage compared to most other originators in this market."

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

TRANSACTION STRUCTURE

  In accordance with the terms of the definitive agreement, BVB will acquire all of the common stock of PSBL for approximately $153 million at the closing of the transaction. This consideration will be comprised of approximately $53 million in cash and $100 million in shares of the Company's common stock, subject to approval by PSB's regulators of the issuance of such shares to PSBL's owner. In addition, PSBL's owner may be entitled to receive additional consideration under an earn-out arrangement of up to approximately $147 million. The transaction is expected to close during the fourth quarter of 1998, subject to approval by the Company's shareholders and regulators.

  Under the earn-out provisions of the definitive agreement, PSBL's owner may receive additional consideration in each year of the seven-year earn-out period to the extent the Company's return on its investment ("ROI") in PSBL exceeds defined target levels. The Company must earn a 15% ROI before any earn-out is triggered. The earn-out is based on an annual calculation and is payable annually in cash or Company common stock, at the election of PSBL's owner.

  In accordance with the definitive agreement, BVB will purchase PSBL HLTV home equity originations on a flow basis through the closing date of the transaction. This arrangement is expected to mitigate BVB's exposure to loan prepayments during the second half of 1998.

  David A. Heaberlin, the Company's Executive Vice President and Chief Financial Officer commented, "This acquisition enables us to enter the HLTV home equity lending market at a time when there is significant market demand and growth potential. We have been purchasing this product since the third quarter of 1997 and have purchased approximately $300 million to date, $200 million of which was from PSBL. This experience, combined with BVC's 30 years of historical experience with similar type products, has provided us with invaluable insight and a unique opportunity to carefully evaluate the risks and opportunities associated with this product. The acquisition also accelerates our ability to change-out BVB's assets and allows us to pursue future depository franchise acquisitions."

PROFILE OF PSBL

  PSBL commenced business in July 1996 as a subsidiary of PSB and has quickly become a major competitor in the origination, servicing and securitization of HLTV home equity loans. With an expanding nationwide network of over 225 carefully selected correspondents, PSBL originated over $750 million in loans during 1997. During 1997, PSBL ranked third in the HLTV home equity loan market with an 8% market share based on securitization statistics.

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

  At December 31, 1997, PSBL's servicing portfolio consisted of approximately 23,000 loans totaling $716 million. Approximately $673 million of the servicing portfolio, or 94%, represented retained servicing on loans sold through asset-backed securitizations. The ability to securitize the majority of its originations validates the consistency of PSBL's underwriting process and the inherent credit quality of the loans originated. PSBL has significant excess servicing capacity to support continued originations.

  PSBL senior management has extensive experience in consumer and mortgage lending led by Robert Emerling, President, who has over 25 years experience with an emphasis in consumer and mortgage lending. Donald Curtis, National Sales Manager, has over 7 years experience in consumer lending. Gary McClary, Credit
Manager, has over 15 years of direct consumer lending experience.   Edward
Regan, Loan Servicing, has over 30 years of banking and loan servicing experience. Janet Twombly, Operations, has over 13 years of financial institution experience.

  Robert Emerling, PSBL President, commented, "We are excited about the opportunity to join Bay View. We believe that we are well positioned to expand our origination capabilities. Bay View Bank's low-cost deposit base and ability to portfolio the majority of our originations provides us with a real competitive advantage in the marketplace."

PROFILE OF THE HLTV INDUSTRY

  The HLTV home equity lending market is one of the fastest growing segments of the lending arena. Approximately $10 billion in HLTV home equity loans were originated in 1997 as compared with $4 billion in 1996 and $1 billion in 1995. Industry analysts estimate the segment will grow 30% annually to $200 billion in outstandings.

  The primary driver behind this growth is debt consolidation and a corresponding lower monthly payment for the consumer. For example, a typical consumer with $20,000 in credit card debt may be making minimum payments of $400 to $600 per month. By consolidating this credit card debt with a HLTV home equity loan at 14% interest and a 15-year amortization period, this monthly payment is reduced to approximately $266 per month, a portion of which may be tax deductible. This represents a significant benefit to the consumer in terms of enhanced cash flow.

Risk Considerations

  Although HLTV home equity lending involves a higher level of credit risk than other forms of mortgage lending, the higher yields on the product provide a net risk-adjusted yield higher than more traditional mortgage lending products. As the segment grows and competition increases, however, the yields associated with this product could decrease and erode the risk-adjusted yields.

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

  PSBL mitigates this credit risk through its underwriting process. PSBL re-underwrites each loan to ensure it adheres to its underwriting criteria before the loan is approved for purchase from the correspondent. Unlike many traditional HLTV home equity lenders who rely predominantly on FICO scores to determine whether a loan should be approved, PSBL utilizes FICO scores only as a factor, and not the sole factor in underwriting the loan. PSBL utilizes an established underwriting system supported by a review and analysis of important credit criteria including credit depth, high credit, past due credits, mortgage history and payment patterns, job type and stability, and sources and consistency of income. In addition, the HLTV home equity loan is secured by the borrower's property which provides an incentive for avoiding default.

  The Company's credit risk will be further mitigated by a lending program which emphasizes underwriting loans to borrowers with excellent credit histories and the following risk profiles:

        . Minimum FICO score of 650 with an average FICO score of 680-685 (the
          Company considers a FICO score of 680 and above as "A-quality" paper); . Maximum loan-to-value ratio of 125% with an average ratio of 110%;
        . Maximum debt-to-income ratio of 45% with an average ratio of 40%; and . Maximum loan size of $50,000 with an average loan size of $37,500.

  Given the increased level of risk associated with HLTV home equity loans, the Company anticipates conservatively establishing reserves for loan losses at 10% of the original loan balance over the average life of the loan which is currently estimated at approximately 5 years.

FINANCIAL ANALYSIS

  The acquisition of PSBL will be accounted for under the purchase method of accounting and will generate goodwill currently estimated at $120 million, based on the initial consideration, which will be amortized over 15 years. The transaction is structured such that the acquisition will be taxable to PSBL's owner and as a result, the goodwill generated will be deductible by the Company for tax purposes. Additional consideration paid through the earn-out arrangement will increase the amount of goodwill accordingly.

  The price/earnings ("P/E") multiple for this acquisition represents 10x PSBL's trailing 12-month earnings of $24.5 million. This is based on the present value of the consideration being paid, assuming the full earn-out being paid over the earn-out period. This compares to an average P/E multiple of 22x prior year earnings paid for recent acquisitions of consumer credit companies (based on Piper Jaffray's analysis of consumer credit acquisitions). Industry comparables for this transaction are difficult, however, given that the Company will not be securitizing the loans.

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

  The acquisition is expected to be accretive in the years 1999 and 2000 on an accounting earnings per share ("EPS") basis and a tangible cash EPS basis as follows:

                                                     ---------------------------------------
                                                                 1999 DILUTED EPS
                                                     ---------------------------------------
                                                         ACCOUNTING          TANGIBLE CASH
                                                     ----------------    -------------------
First call consensus estimate                                   $1.95                  $1.95
Cash basis adjustments:
     Intangible amortization (including stock-
      based compensation)                                           -                   0.48
     NOL utilization                                                -                   0.53
                                                     ----------------    -------------------
Forecasted before PSBL                                           1.95                   2.96
Accretive impact of acquisition                                  0.01                   0.05
Forecasted after PSBL                                           $1.96                  $3.01
                                                     ================    ===================
                                                     ---------------------------------------
                                                                 2000 DILUTED EPS
                                                     ---------------------------------------
                                                         ACCOUNTING          TANGIBLE CASH
                                                     ----------------    -------------------
Forecasted 2000 EPS (1)                                         $2.15                  $2.15
Cash basis adjustments:
     Intangible amortization (including stock-
      based compensation)                                           -                   0.48
     NOL utilization                                                -                   0.53
                                                     ----------------    -------------------
Forecasted before PSBL                                           2.15                   3.16
Accretive impact of acquisition                                  0.45                   0.54
Forecasted after PSBL                                           $2.60                  $3.70
                                                     ================    ===================

    (1)  Assumes a 10% earnings growth from 1999 consensus.

OTHER CONSIDERATIONS

  The Company expects, in accordance with the definitive agreement, to immediately acquire a senior interest in PSBL's securitization assets, conservatively valued at $43 million. These assets are expected to yield 12.5% annually and, because of their senior interest, will receive all cash flows from the PSBL securitization until completely repaid.

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

BVCC CORPORATE PROFILE

  Bay View Capital Corporation, headquartered in San Mateo, California, is a diversified financial services holding company with $5.3 billion in assets. It operates three principal business platforms: a Banking Platform comprised of Bay View Bank with 56 full service branches throughout northern California; a Commercial Finance Platform comprised of Concord Growth Corporation ("CGC") and its asset-based lending division, Bay View Financial Corporation; and a Consumer Finance Platform comprised of Bay View Acceptance Corporation and its wholly owned subsidiaries Bay View Credit and Ultra Funding, Inc ("Ultra").

FORWARD-LOOKING STATEMENTS

  When used in this or future press releases, in the Company's filings with the Securities and Exchange Commission or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "may", "estimates", "anticipates", "would like", "will be", "will enable", "will enhance", "should be able", "should allow", "to be able", "to ensure", "we expect", "we believe", or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including but not limited to regional and national economic conditions; changes in the levels of market interest rates; credit risks of real estate, consumer, commercial, and other lending activities; competitive and regulatory factors; changes in accounting principles; changes in the market value of the Company's common stock; the Company's ability to achieve synergies in the PSBL, EurekaBank, Ultra, CGC, and BVC acquisitions and to sustain or improve the performance of PSBL, EurekaBank, Ultra, CGC, and BVC; the ability to identify suitable future acquisition candidates; and changes in the Company's strategic plan, could cause actual results to differ materially from those projected. The Company does not undertake, and specifically disclaims any obligations, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

NON-GAAP PERFORMANCE MEASURES

  Non-GAAP performance measures contained in this presentation, including core earnings and tangible cash earnings, are calculated excluding special mention items. These amounts and ratios are not a measure of performance under generally accepted accounting principles ("GAAP") and should not be considered an alternative to net income as an indicator of the Company's operating performance. Such amounts are included herein as management believes they are useful tools for investors and analysts in assessing the Company's performance and trends excluding the impact of such items. These measures may not be comparable to similarly titled measures reported by other companies.

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